UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

W. P. CAREY INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-13779	45-4549771
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information included in Item 8.01 of this Current Report on Form 8-K (this “Report”) with respect to the Purchase Agreement (as hereinafter defined) is incorporated by reference into this Item 1.01 of this Report.

Item 8.01. Other Events.

As previously announced, on July 23, 2012, W. P. Carey Inc. (the “Registrant”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with the Estate of William Polk Carey (the “Estate”) and W. P. Carey & Co., Inc., a wholly-owned corporation of the Estate (together with the Estate, the “Shareholders”). Pursuant to the Share Purchase Agreement, the Shareholders exercised their Second Sale Option (as defined in the Share Purchase Agreement) on October 1, 2012, and as a result, on October 9, 2012 the Registrant purchased 410,964 shares of the Registrant’s common stock, par value $0.001 per share (“W. P. Carey Common Stock”), from the Shareholders for a purchase price of $20,000,000. As previously announced, the Shareholders had exercised their First Sale Option (as defined in the Share Purchase Agreement) on July 27, 2012, and pursuant thereto the Registrant purchased 561,418 shares of W. P. Carey Common Stock from the Shareholders on August 2, 2012 for a purchase price of $25,000,000.

On October 19, 2012, the Registrant entered into a common stock purchase agreement (the “Purchase Agreement”) with an institutional investor relating to the issuance and sale of 937,500 shares of W. P. Carey Common Stock (the “Shares”) for an aggregate purchase price of $45,000,000. There were no placement agents or underwriters used in connection with this transaction. The Shares were offered and sold pursuant to a prospectus supplement dated October 19, 2012 and an accompanying base prospectus dated October 19, 2012, under the Registrant’s shelf registration statement on Form S-3 (File No. 333-174852).

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 10.1 to this report and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

5.1*	Opinion of DLA Piper LLP (US)

10.1*	Common Stock Purchase Agreement dated October 19, 2012.

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date: October 19, 2012	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director